As filed with the Securities and Exchange Commission on December 16, 2003.
File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Accredo Health, Incorporated

(Exact Name of Issuer as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1642871 (I.R.S. Employer Identification Number)

1640 Century Center Parkway, Suite 101
Memphis Tennessee 38134
(901) 385-3688
(Address, including zip code, and telephone number of Principal Executive Offices)

Accredo Health, Incorporated Executive Deferred Compensation Plan
(Full Titles of the Plan)

David D. Stevens	Copy to:
Chief Executive Officer	Laura G. Thatcher
Accredo Health, Incorporated	Alston & Bird LLP
1640 Century Center Parkway, Suite 101	One Atlantic Center
Memphis, Tennessee 38134	1201 West Peachtree Street, NW
(901) 385-3688	Atlanta, Georgia 30309-3424
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(404) 881-7546

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered (1)	Per Unit	Offering Price (2)	Registration Fee

Deferred Compensation Obligations	$15,000,000	N/A	$15,000,000	$1,213.50

(1)	Includes $15,000,000 of deferred compensation obligations (“DCOs”) offered under the Accredo Health, Incorporated Executive Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF ALSTON & BIRD
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.3 CONSENT OF ERNST & YOUNG LLP
EX-99.1 EXECUTIVE DEFERRED COMPENSATION PLAN

PART I.    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

      (b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to Ms. Kerry Finney, Investor Relations, at the address and telephone number on the cover of this Registration Statement.

PART II.    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

      The following documents have been filed by Accredo Health, Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are deemed to be a part hereof from the date of the filing of such documents:

      (1) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

      (2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

      (3) The Company’s Current Reports on Form 8-K filed with the Commission on September 4, 2003 and November 3, 2003;

      (4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2003;

      (5) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

      (6) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

      Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

      This summary of the deferred compensation obligations (the “DCOs”) arising pursuant to the Accredo Health, Incorporated Executive Deferred Compensation Plan (the “Plan”) is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as an Exhibit hereto.

      The DCOs represent obligations of the Company to pay to participants of the Plan certain compensation amounts that the participants have elected to defer. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Company. The Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The DCOs are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of service, according to the Plan. The participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in service distribution.

      Subject to the terms and conditions set forth in the Plan, each participating employee may elect to defer up to seventy-five percent (75%) of his or her base salary, and up to one hundred percent (100%) of bonus and commissions. Deferred amounts are credited to each participant’s account. Amounts in a participant’s account will be indexed to one or more investment alternatives chosen by each participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

      The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company may but is not required to establish a Rabbi Trust for the purpose of informally funding the Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between either the Company and a participant or any other person. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the DCOs will be void.

      The Plan is administered by the Deferred Compensation Committee, which is appointed by the Compensation Committee of the Board of Directors. The Plan may be amended or terminated at any time by the Deferred Compensation Committee, provided that such amendment or termination does not cancel, reduce, or otherwise adversely affect the amount of benefits of any participant accrued as of the date of such amendment or termination, without the consent of the participant.

      The total amount of DCOs being registered pursuant to this Registration statement is $15,000,000.

Item 5.    Interests of Named Experts and Counsel. Not Applicable.

Item 6.    Indemnification of Directors and Officers

      Article VIII of the Company’s Amended and Restated Certificate of Incorporation provides, in detail, for the indemnification of directors, officers and employees of the Company to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law (“DGCL”). Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify any such party against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards. Notwithstanding the foregoing, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

      Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability:

      (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders;

      (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or

      (4) for any transaction from which the director derived an improper personal benefit.

      Article IX of the Certificate of Incorporation of the Company eliminates the liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Item 7.    Exemption from Registration Claimed. Not Applicable.

Item 8.    Exhibits

      See Exhibit Index, which is incorporated hereby reference.

Item 9.    Undertakings

      (a) The undersigned Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 16, 2003.

ACCREDO HEALTH, INCORPORATED

By:

/s/ David D. Stevens David D. Stevens Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Stevens and Thomas W. Bell, Jr., and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David D. Stevens David D. Stevens	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2003

/s/ Joel R. Kimbrough Joel R. Kimbrough	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 16, 2003

Signature	Title	Date

Nancy-Ann DeParle	Director	December 16, 2003

/s/ William Edward Evans William Edward Evans	Director	December 16, 2003

Dick R. Gourley	Director	December 16, 2003

/s/ Kenneth R. Masterson Kenneth R. Masterson	Director	December 16, 2003

/s/ Kenneth J. Melkus Kenneth J. Melkus	Director	December 16, 2003

/s/ Kevin L. Roberg Kevin L. Roberg	Director	December 16, 2003

/s/ Thomas G. Rotherham Thomas G. Rotherham	Director	December 16, 2003

EXHIBIT INDEX

TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Accredo Health, Incorporated (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File Number 333-62679))

4.2	Certificate of Amendment to the Certificate of Incorporation of Accredo Health, Incorporated (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000)

4.3	Certificate of Amendment to the Certificate of Incorporation of Accredo Health, Incorporated (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002)

4.4	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003)

4.5	Amended and Restated Bylaws of Accredo Health, Incorporated (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 (File Number 333-62679))

5.1	Opinion of Alston & Bird LLP as to the legality of the securities to be registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

99.1	Accredo Health, Incorporated Executive Deferred Compensation Plan